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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                            (Amendment No. _____)(1)


                               GARTNER GROUP, INC.
                               -------------------
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    366651107
                                 -------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

          Rule 13d-1(b)
      ---
          Rule 13d-1(c)
      ---
       X  Rule 13d-1(d)
      ---

-------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

                        (Continued on following page(s))

                                Page 1 of 8 Pages

                                  SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

   IMS Health Incorporated 06-1506026
--------------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
--------------------------------------------------------------------------------

3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
NUMBER OF           5. SOLE VOTING POWER
SHARES                  34,824,001
                  --------------------------------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                13,375,104
EACH              --------------------------------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                  34,824,001
WITH              --------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        13,375,104
                  --------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   48,199,105
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* ( )
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 47.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 8 Pages

                                  SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

         Enterprise Associates, Inc.    13-3528119
--------------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
--------------------------------------------------------------------------------

3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------

NUMBER OF           5. SOLE VOTING POWER
SHARES                        -0-
                  --------------------------------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                13,257,728
EACH              --------------------------------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                        -0-
WITH              --------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        13,257,728
                  --------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    13,257,728
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* ( )
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.0%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 8 Pages

                                  SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

   IMS Health Licensing Associates, L.P.    98-0137321
--------------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)
                                                (b)
--------------------------------------------------------------------------------

3. SEC USE ONLY
--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------

NUMBER OF           5. SOLE VOTING POWER
SHARES                       -0-
                  --------------------------------------------------------------
BENEFICIALLY        6. SHARED VOTING POWER
OWNED BY                117,376
EACH              --------------------------------------------------------------
REPORTING           7. SOLE DISPOSITIVE POWER
PERSON                       -0-
WITH              --------------------------------------------------------------
                    8. SHARED DISPOSITIVE POWER
                        117,376
                  --------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    117,376
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES* ( )
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.11%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 8 Pages

ITEM 1 (a).   NAME OF ISSUER
              Gartner Group, Inc.
--------------------------------------------------------------------------------
ITEM 1 (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              56 Top Gallant Road, Stamford, Connecticut 06904-2212
--------------------------------------------------------------------------------
ITEM 2 (a).   NAME OF PERSON FILING
              IMS Health Incorporated ("IMS HEALTH") and its subsidiaries,
              Enterprise Associates, Inc. ("Enterprises") and IMS Health
              Licensing Associates, L.P. ("IMSHLA") (successors to
              Cognizant Corporation)
-------------------------------------------------------------------------------
ITEM 2 (b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE
              The principal business offices of IMS HEALTH and Enterprises are located at 200 Nyala Farms, Westport, Connecticut 06880.
              The principal business office of IMSHLA is located at
              Dorfplatz 4, 6330 CHAM Switzerland.
--------------------------------------------------------------------------------
ITEM 2 (c).   CITIZENSHIP
              IMS HEALTH and Enterprises are incorporated under
              the laws of the State of Delaware. IMSHLA is a
              limited partnership established under the laws
              of the State of Delaware.
--------------------------------------------------------------------------------
ITEM 2 (d).   TITLE OF CLASS OF SECURITIES
              Class A Common Stock
--------------------------------------------------------------------------------
ITEM 2 (e).   CUSIP NUMBER
              366651107
--------------------------------------------------------------------------------
ITEM 3.
              Not Applicable
--------------------------------------------------------------------------------
ITEM 4.       OWNERSHIP

     The following information is provided as of December 31, 1996:

          (a)  Amount Beneficially Owned
               IMS HEALTH is the owner of record and beneficially of 34,224,001 shares of Class A Common Stock and Warrants to purchase 600,000 shares of Class A Common Stock. Enterprises is the owner of record and beneficially of 13,257,728 shares of Class A Common Stock. IMSHLA is the owner of record and beneficially of 117,376 shares of Class A Common Stock. IMS HEALTH, as the owner of 100% of the voting stock of Enterprises and an 84.52% interest in IMSHLA, may also be deemed to be a beneficial owner of the shares held by them, for an aggregate beneficial ownership by IMS HEALTH of 48,199,105 shares.

                                Page 5 of 8 Pages

          (b)  Percent of Class:
               IMS HEALTH - 47.1% (this percentage calculation assumes the conversion of the Warrant to purchase 600,000 shares of Common Stock)
               Enterprises - 13.0%
               IMSHLA - 0.11%

          (c)  NUMBER OF SHARES AS TO WHICH IMS HEALTH, Enterprises and IMSHLA
               HAVE:

               (i)  sole power to vote or to direct the vote:
                    IMS HEALTH - 34,824,001 (includes 600,000 shares issuable pursuant to the Warrant)
                    Enterprises - None
                    IMSHLA -  None

              (ii)  shared power to vote or to direct the vote:
                    IMS HEALTH - 13,375,104
                    Enterprises - 13,257,728
                    IMSHLA - 117,376

             (iii)  sole power to dispose or to direct the disposition of:
                    IMS HEALTH - 34,824,001 (includes 600,000 shares issuable pursuant to the Warrant)
                    Enterprises - None
                    IMSHLA - None

               (iv) shared power to dispose or to direct the disposition of:
                    IMS HEALTH - 13,375,104
                    Enterprises - 13,257,728
                    IMSHLA - 117,376

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
         Not Applicable

--------------------------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not applicable

--------------------------------------------------------------------------------

                                Page 6 of 8 Pages

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
         THE PARENT HOLDING COMPANY
         Not applicable
--------------------------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not applicable
--------------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not applicable
--------------------------------------------------------------------------------
ITEM 10. CERTIFICATION
         Not applicable
--------------------------------------------------------------------------------


SIGNATURE
----------

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 12, 1999

                          IMS HEALTH INCORPORATED


                          By /s/ KENNETH S. SIEGEL
                             ------------------------------
                             Name:  Kenneth S. Siegel
                             Title: Senior Vice President,
                                    General Counsel and
                                    Secretary



                          ENTERPRISE ASSOCIATES, INC.


                          By  /s/ KENNETH S. SIEGEL
                             -------------------------------
                              Name: Kenneth S. Siegel
                              Title: Secretary



                          IMS HEALTH LICENSING ASSOCIATES, L.P.


                          By /s/ ERNST KUHN
                             -------------------------------
                                 Ernst Kuhn, on behalf of
                                 the General Partner,
                                 IMS Pharminform Holding, AG

                                Page 7 of 8 Pages

                               AGREEMENT


                                                            Westport, CT
                                                            February 12, 1999

     IMS Health Incorporated ("IMS HEALTH"), Enterprise Associates, Inc. ("Enterprises") and IMS Health Licensing Associates, L.P. ("IMSHLA") hereby agree to file a joint Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by Gartner Group, Inc.

     IMS HEALTH, Enterprises and IMSHLA state they are all entitled to individually use Schedule 13G pursuant to Rule 13d-1 (d) of the Act.

     Each of IMS HEALTH, Enterprises and IMSHLA are responsible for the timely filing of the statement and any amendments thereto and for the completeness and accuracy of the information concerning each of them contained therein, but none is responsible for the completeness or accuracy of the information concerning the other.

                          IMS HEALTH INCORPORATED


                          By: /s/ KENNETH S. SIEGEL
                             -----------------------------
                             Name:  Kenneth S. Siegel,
                             Title: Senior Vice President,
                                    General Counsel and
                                    Secretary



                           ENTERPRISE ASSOCIATES, INC.


                           By: /s/ KENNETH S. SIEGEL
                              ----------------------------
                              Name:  Kenneth S. Siegel
                              Title: Secretary



                           IMS HEALTH LICENSING ASSOCIATES, L.P.


                           By /s/ ERNST KUHN
                              -------------------------------
                                 Ernst Kuhn,on behalf of
                                 the General Partner,
                                 IMS Pharminform Holding, AG

                                Page 8 of 8 Pages